Exhibit 21.1

LIST OF SUBSIDIARIES

Subsidiaries of ICx Technologies, Inc.

Agentase, LLC (PA)

Amphitech Holdings Corp. (DE)

Amphitech Systems, Inc. (Canada)

DAQ Electronics, Inc. (NJ)

Digital Infrared Imaging, Inc. (DE)

GHC Technologies, Inc. (CA)

Griffin Analytical Technologies, L.L.C. (IN)

ICx Radiation, Inc. (TN)

ICx Radiation GmbH (Germany)

ICx Surveillance Canada, Inc. (Canada)

360 Surveillance Inc. (Canada)

PBA Engineering Ltd. (Canada)

ICx Tactical Platforms Corporation (GA)

ICx Transportation Group, Inc. (DE)

MesoSystems Technology, Inc. (WA)

Nomadics, Inc. (OK)

Engius, LLC (OK)

PureTech Systems Inc. (AZ)

Security 2000, Inc. (NJ)

Sensor Technologies and Systems, Inc. (AZ)